Exhibit 10.31

GUARANTY

THIS GUARANTY (this “Guaranty”), effective as of March 9, 2000, is executed and delivered by ACE Capital Re International Ltd., an insurance company registered and licensed under the laws of the Islands of Bermuda (“Parent”), for the benefit of ACE Capital Re Bermuda Ltd., an insurance company registered and licensed under the laws of the Islands of Bermuda (“Subsidiary”).

W I T N E S S E T H

WHEREAS, the Parent is the parent of the Subsidiary;

WHEREAS, to further support the claims paying resources of Subsidiary, Parent has agreed to guaranty the payment obligations of Subsidiary; and

WHEREAS, the corporate interests of Parent will be benefited by entering into this guaranty.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.  Guaranty.  Parent unconditionally and irrevocably guarantees to Subsidiary that during the term of this Guaranty it will, on demand by Subsidiary, make funds available to Subsidiary for the full and complete payment when due of all payment obligations of Subsidiary (the “Guaranteed Obligations”) to the extent Subsidiary is unable to satisfy those obligations.

This Guaranty is issued by Parent for the benefit of the holders of the Guaranteed Obligations (the “Holders”) and the Holders are hereby made third-party beneficiaries and may directly claim upon and enforce the obligations of Parent hereunder as provided herein.

Section 2.  Obligation Unconditional.  The obligations of Parent under this Guaranty are irrevocable and unconditional to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge of a surety or guarantor, including fraud in the inducement or fact; the intent of this Guaranty being that the obligations of Parent hereunder shall be absolute and unconditional under all circumstances and shall not be discharged except by payment as provided for herein. Parent hereby expressly waives diligence, presentment, notice of acceptance and any requirement that Subsidiary exhaust any right, remedy or proceed against any obligor.

Section 3.  Preferential Payments.  The guaranty provided under Section 1 shall include the full and complete payment of the amount of any claim on any Guaranteed Obligation paid by Subsidiary which is subsequently voided in whole or in part as a preferential payment under applicable law, including proceedings in bankruptcy, insolvency, reorganization or other similar laws affecting creditor’s rights generally.

Section 4.  Subrogation.  Parent hereby unconditionally agrees that until the payment and satisfaction in full of all payments guaranteed hereby, it shall not exercise any right or remedy arising by reason of any performance by it of this Guaranty, whether by subrogation or otherwise, against Subsidiary.

Section 5.  No Waiver.  No failure on the part of Subsidiary to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy hereunder preclude any other further exercise thereof or the exercise of any other right or remedy.

Section 6.  Continuing Effect; Assignment.  This Guaranty is a continuing guarantee that: (i) shall be binding upon Parent, its successors and assigns, and (ii) shall inure to the benefit of, and be enforceable by, the Holders, their successors and assigns, to the extent of claims on Guaranteed Obligations which are not satisfied by Subsidiary.

Section 7.  Amendment, Modification or Termination.  This Guaranty may not be amended, modified or terminated except upon six (6) month prior notice, in writing, given by Parent to Subsidiary, with a copy of such notice simultaneously delivered to Standard & Poor’s Corporation and Duff & Phelps Credit Rating Co., and provided further that such proposed amendment, modification or termination shall only become effective if both the financial strength rating assigned to Subsidiary by Standard & Poor’s Corporation and the claims paying ability rating assigned to Subsidiary by Duff & Phelps Credit Rating Co, after such termination, amendment or modification is not lower than such rating assigned immediately prior to the proposed amendment, modification or termination.

Section 8.  Governing Law.  This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Parent has duly executed and delivered this Guaranty as of the day and year first above written.

ACE CAPITAL RE INTERNATIONAL LTD.

By:	[ILLEGIBLE]
Title:	Director